UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
Amendment No. 1 *


Dillards Inc.
 (Name of Issuer)

 Common Class A
(Title of Class of Securities)

254067101
 (CUSIP Number)

December 31, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:
[X ]	Rule 13d-1(b)
[  ]	Rule 13d-1(c)
[  ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  254067101





1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
     Donald Smith & Co., Inc.
	        13-2807845

2. 	Check the Appropriate Box if a Member of a Group (See
Instructions)

	(a)
	(b)  [X]


	3.	SEC Use Only
..........................................................

	4.	Citizenship or Place of Organization
		A Delaware Corporation

Number of           5.	Sole Voting Power    683,297 shares
Shares
Beneficially		6.	Shared Voting Power       0
Owned by
Each Reporting		7.	Sole Dispositive Power 1,463,795 shares
Person With
				8.	Shared Dispositive Power   0


9.Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,463,795 shares


10.	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 3.39%
12.	Type of Reporting Person (See Instructions)       IA






1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
     Donald Smith Long/Short Equities Fund, L.P.
	        27-1481102


2. 	Check the Appropriate Box if a Member of a Group (See
Instructions)

	(a)
	(b)  [X]


	3.	SEC Use Only
..........................................................

	4.	Citizenship or Place of Organization
		United States of America

Number of           5.	Sole Voting Power    5,185 shares
Shares
Beneficially		6.	Shared Voting Power       0
Owned by
Each Reporting		7.	Sole Dispositive Power 1,463,795 shares
Person With
				8.	Shared Dispositive Power   0


9.Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,463,795 shares


10.	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 3.39%
12.	Type of Reporting Person (See Instructions)       PN


1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
     Richard Greenberg


2. 	Check the Appropriate Box if a Member of a Group (See
Instructions)

	(a)
	(b)  [X]


	3.	SEC Use Only
..........................................................

	4.	Citizenship or Place of Organization
		United States of America

Number of           5.	Sole Voting Power    20,000 shares
Shares
Beneficially		6.	Shared Voting Power       0
Owned by
Each Reporting		7.	Sole Dispositive Power 1,463,795 shares
Person With
				8.	Shared Dispositive Power   0


9.Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,463,795 shares


10.	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 3.39%
12.	Type of Reporting Person (See Instructions)       IN



1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
     Kamal Shah


2. 	Check the Appropriate Box if a Member of a Group (See
Instructions)

	(a)
	(b)  [X]


	3.	SEC Use Only
..........................................................

	4.	Citizenship or Place of Organization
		United States of America

Number of           5.	Sole Voting Power    750 shares
Shares
Beneficially		6.	Shared Voting Power       0
Owned by
Each Reporting		7.	Sole Dispositive Power 1,463,795 shares
Person With
				8.	Shared Dispositive Power   0


9.Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,463,795 shares


10.	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 3.39%
12.	Type of Reporting Person (See Instructions)       IN



1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
     Rolf Heitmeyer


2. 	Check the Appropriate Box if a Member of a Group (See
Instructions)

	(a)
	(b)  [X]


	3.	SEC Use Only
..........................................................

	4.	Citizenship or Place of Organization
		United States of America

Number of           5.	Sole Voting Power    750 shares
Shares
Beneficially		6.	Shared Voting Power       0
Owned by
Each Reporting		7.	Sole Dispositive Power 1,463,795 shares
Person With
				8.	Shared Dispositive Power   0


9.Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,463,795 shares


10.	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 3.39%
12.	Type of Reporting Person (See Instructions)       IN



1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
     Jon Hartsel


2. 	Check the Appropriate Box if a Member of a Group (See
Instructions)

	(a)
	(b)  [X]


	3.	SEC Use Only
..........................................................

	4.	Citizenship or Place of Organization
		United States of America

Number of           5.	Sole Voting Power    13,879 shares
Shares
Beneficially		6.	Shared Voting Power       0
Owned by
Each Reporting		7.	Sole Dispositive Power 1,463,795 shares
Person With
				8.	Shared Dispositive Power   0


9.Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,463,795 shares


10.	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 3.39%
12.	Type of Reporting Person (See Instructions)       IN


1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
     Donald and Paula Smith Family Foundation


2. 	Check the Appropriate Box if a Member of a Group (See
Instructions)

	(a)
	(b)  [X]


	3.	SEC Use Only
..........................................................

	4.	Citizenship or Place of Organization
		United States of America

Number of           5.	Sole Voting Power    208,000 shares
Shares
Beneficially		6.	Shared Voting Power       0
Owned by
Each Reporting		7.	Sole Dispositive Power 1,463,795 shares
Person With
				8.	Shared Dispositive Power   0


9.Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,463,795 shares


10.	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 3.39%
12.	Type of Reporting Person (See Instructions)       OO




Item 1.

(a)	Name of Issuer:  Dillards Inc.
(b)	Address of Issuer's Principal Executive Offices
			1600 Cantrell Rd.
			Little Rock, AR 72201

Item 2.

	(a)	Name of Person Filing: Donald Smith & Co.,Inc.

	(b)	Address of Principal Business Office:
		152 West 57th Street
		New York, NY 10019

	(c)	Citizenship:    A Delaware Corporation

	(d)	Title of Class of Securities: Common Class A

      (e)	CUSIP Number: 254067101




Item 3.	This statement is filed pursuant to Section 240.13d-1(b),
and the person filing is an investment advisor registered in accordance with Section 240.13d-1(b)(1)(ii)(E); (Note:
See Item 8)



Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned:   	1,463,795

	(b)	Percent of class:   			3.39%

	(c)	Number of shares as to which the person has:
	(i)	SOLE POWER TO VOTE: 		931,861
	(ii)	SHARED POWER TO VOTE:		SEE ITEM 6 OF COVER PAGE
	(iii)	SOLE POWER TO DISPOSE:	1,463,795
	(iv)	SHARED POWER TO DISPOSE:	SEE ITEM 8 OF COVER PAGE


Item 5.	Ownership of Five Percent or Less is
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [XX].



Item 6.	Ownership of More than Five Percent on Behalf of Another Person:
	NOT APPLICABLE

Item 7.	Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on By the Parent Holding Company
 		NOT APPLICABLE

Item 8.	Identification and Classification of Members of the Group
 		SEE EXHIBIT A

Item 9.	Notice of Dissolution of Group
	NOT APPLICABLE

Item 10.	Certification

	(a)
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2013
Date

Donald G. Smith___________
Signature

President________________
Title







SCHEDULE 13G - TO BE INCLUDED IN
STATEMENTS
	FILED PURSUANT TO RULE 13d-1(b) or 13d-2(b)
	RULE 13d-1(f)(1)  EXHIBIT A:

Donald Smith & Co., Inc.	IA
Donald Smith Long/Short Equities Fund, L.P. PN
Richard L. Greenberg		IN
Kamal Shah			IN
Jon Hartsel			IN
Rolf Heitmeyer		IN
Donald and Paula Smith Family Foundation OO



SCHEDULE 13G - TO BE INCLUDED IN
STATEMENTS
	FILED PURSUANT TO RULE 13d-1(b) or 13d-2(b)
	RULE 13d-1(f)(1)  AGREEMENT

	The undersigned persons, on February 11, 2013, agree and consent to the joint filing on their behalf of this
Schedule 13G in connection with their beneficial ownership of the Class A Common Stock of Dillard?s Inc at December 31,
2012.

	Donald Smith & Co., Inc.

	By /s/ Donald G. Smith
	Donald G.Smith
	President
	Duly authorized by and on behalf of Donald Smith & Co., Inc.


	Donald Smith Long/Short Equities Fund, L.P.

	By /s/ Donald G. Smith
	Donald G.Smith
	President
	Duly authorized by and on behalf of
		Donald Smith Long/Short Equities Fund, L.P


	Richard L. Greenberg

	By /s/ Donald G. Smith
	Donald G.Smith
	President
	Duly authorized by and on behalf of Richard Greenberg


	Kamal Shah

	By /s/ Donald G. Smith
	Donald G.Smith
	President
	Duly authorized by and on behalf of Kamal Shah


	Jon Hartsel

	By /s/ Donald G. Smith
	Donald G.Smith
	President
	Duly authorized by and on behalf of Jon Hartsel


	Rolf Heitmeyer

	By /s/ Donald G. Smith
	Donald G.Smith
	President
	Duly authorized by and on behalf of Rolf Heitmeyer


	Donald and Paula Smith Family Foundation

	By /s/ Donald G. Smith
	Donald G. Smith
	President
	Duly authorized by and on behalf of
		Donald and Paula Smith Family Foundation